Execution Version

Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 1, 2014

AMONG

PENFORD CORPORATION,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND,”

NEW YORK BRANCH,

as Administrative Agent,

AND

KEYBANK NATIONAL ASSOCIATION,

as Syndication Agent

AND

JPMORGAN CHASE BANK, N.A.

and

THE PRIVATEBANK AND TRUST COMPANY,

as Co-Documentation Agents

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND,”

NEW YORK BRANCH

and

KEYBANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Runners

i

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT G	—	Assignment and Acceptance
EXHIBIT H	—	Opinion of Counsel
EXHIBIT I	—	Commitment Amount Increase Request
EXHIBIT 13.1-1	—	U.S. Tax Compliance Certificate
EXHIBIT 13.1-2	—	U.S. Tax Compliance Certificate
EXHIBIT 13.1-3	—	U.S. Tax Compliance Certificate
EXHIBIT 13.1-4	—	U.S. Tax Compliance Certificate
SCHEDULE 1	—	Commitments
SCHEDULE 6.2	—	Subsidiaries

v

CREDIT AGREEMENT

This Credit Agreement is entered into as of August 1, 2014, by and among Penford Corporation, a Washington corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch (“Rabobank”), as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement a revolving credit and letter of credit facility; and

WHEREAS, the Lenders are willing to make available to the Borrower such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDIT FACILITIES.

Section 1.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time, and each Lender’s Revolving Credit Exposure at any time outstanding shall not exceed such Lender’s Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

(b) The Borrower may with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed (but without the consent of any Lender), on any Business Day prior to the Revolving Credit Termination Date, increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit I or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit

Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) increase of the aggregate amount of the Revolving Credit Commitments by an amount in excess of $30,000,000 will require the approval of the Required Lenders and an amendment to the Intercreditor Agreement providing for a corresponding increase to the First Lien Cap Amount (as such term is defined in the Intercreditor Agreement), (ii) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase, and (iv) any new Lender providing a new commitment shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed). The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Any Commitment Amount Increase pursuant to this Section shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by the Borrower, each Guarantor, each additional Lender and each existing Lender whose Revolving Credit Commitment is to be increased, setting forth the new (or increased) Revolving Credit Commitments of such Lenders and setting forth the agreement of each additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with ratification agreements executed by each Guarantor, new Revolving Notes in the amount of any additional Lender’s Revolving Credit Commitment (or in the amount of any existing Lender’s increased Revolving Credit Commitment), amendments to any Loan Documents reasonably requested by the Administrative Agent in relation to the requested Commitment Amount Increase (which amendments the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance as the Administrative Agent may reasonably request, flood hazard determination certificates with respect to the real property subject to the Lien of the Mortgages, and such opinions of counsel for the Borrower and the Guarantors with respect to the requested Commitment Amount Increase and such other assurances, diligence and lien searches as Administrative Agent may reasonably request. If, after giving effect to any Commitment Amount Increase, the outstanding Revolving Loans would not be held pro rata in accordance with the new Revolving Credit Commitments, the Lenders (including, without limitation, any additional Lenders) shall, on the effective date of the applicable Commitment Amount Increase, make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Lenders (including, without limitation, any additional Lenders), on a pro rata basis in accordance with their respective Revolving Credit Commitments hereunder (after giving effect to the applicable Commitment Amount Increase). Each Lender agrees to wire immediately available funds to Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing. It shall be a condition to such effectiveness that (i) if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.11 hereof and (ii) the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.12 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

Section 1.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) in U.S. Dollars for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the lesser of (i) the L/C Sublimit and (ii) the excess (if any) of the Revolving Credit Commitments over the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (ii) 30 days prior to the Revolving Credit Termination Date unless, in the case of clause (ii) only, the Borrower has provided Cash Collateral for its obligations with respect to such Letter of Credit as provided below, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, and (ii) except as otherwise provided in Section 1.8 hereof, unless an Event of Default has occurred and is continuing, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder. The Borrower agrees that if on the date that is 30 days prior to the Revolving Credit Termination Date any Letters of Credit remain outstanding, the Borrower shall then deliver to the Administrative Agent, without notice or demand, Cash Collateral in accordance with Section 9.4 hereof in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

(c) The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:00 p.m. (New York, New York time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 10:00 a.m. (New York, New York time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 10:00 a.m. (New York, New York time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). Unless the Borrower has reimbursed the L/C Issuer by 1:00 p.m. (New York, New York time) on the date a drawing is paid, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans in the amount paid by the L/C Issuer in connection with the relevant drawing and the Administrative Agent shall promptly notify the Lenders of the amount of such requested Borrowing and each Lender’s Revolver Percentage thereof. Such Base Rate Loans shall only be made if all conditions precedent to the Lender’s obligation to make the requested Loans are satisfied, other than the minimum amount required by Section 1.4 hereof and the delivery of a Notice of Borrowing as required by Section 1.5(a). Each Lender shall fund its Revolver Percentage of the requested Base Rate Loans in the manner specified in Section 1.5(d) hereof. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below. All unpaid Reimbursement Obligations that are not required to be paid on the date the relevant drawing under a Letter of Credit is paid shall bear interest from the date such drawing is honored at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin, subject to Section 1.9 hereof. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to depart from any Loan Document made after the Closing Date; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which the Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Administrative Agent, the L/C Issuer, any Lender, or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the L/C Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing. None of the Administrative Agent, the Lenders, or the L/C Issuer (or any correspondent bank thereof) or any of their Affiliated Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to indirect, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by L/C Issuer’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d) The Participating Interests. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the L/C Issuer, and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender (each a “Participating Lender”), and each Lender hereby acquires from the L/C Issuer, an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. In consideration and in furtherance of the foregoing, each Participating Lender hereby absolutely and unconditionally agrees that, upon request of the L/C Issuer (whether as a result of any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation or otherwise), each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C

Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 2:00 p.m. (New York, New York time), or not later than 2:00 p.m. (New York, New York time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date such payment is due from such Participating Lender to the date of such payment by such Participating Lender, if such Participating Lender is late in making such payment, at a rate per annum equal to: (i) from the date such payment is due from such Participating Lender to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer and its Affiliated Parties (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(g) Illegality under Letters of Credit. If, at any time, it becomes unlawful for the L/C Issuer to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any sanctions imposed by the United Nations, the European Union, the Netherlands, the United Kingdom and/or the United States, if applicable), the obligations of the L/C Issuer with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for the L/C Issuer to comply with its obligations under such Letter of Credit, and the L/C Issuer shall not be liable for any losses that the Borrower or its Subsidiaries may incur as a result.

Section 1.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable quarterly in arrears on the second Business Day immediately following each Quarterly Date and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.4. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $250,000, or such greater amount which is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than 10 Borrowings of Eurodollar Loans outstanding at any one time.

Section 1.5. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative

Agent by no later than: (i) 2:00 p.m. (New York, New York time) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans, and (ii) 11:00 a.m. (New York, New York time) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans (other than Swing Loans). The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement set forth in Section 1.4 for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (“Notice of Borrowing”) or Exhibit C (“Notice of Continuation/Conversion”), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 2:00 p.m. (New York, New York time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto (and the last day thereof). The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination. Each Lender shall, subject to Section 7 hereof, make its Loan in accordance with Section 1.5 hereof.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that the Borrower intends to convert such Borrowing, subject to

Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.8(a). If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If no Interest Period is specified in any such notice with respect to any conversion to or continuation of a Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. In the event the Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 2:00 p.m. (New York, New York time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. (New York, New York time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in New York, New York, in the type of funds received by the Administrative Agent from the Lenders.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 2:00 p.m. (New York, New York time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment. The failure of any Lender to make the payment to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its payment on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the payment to be made by such other Lender on the date of any Borrowing.

Section 1.6. Interest Periods. As provided in Section 1.5(a) and 1.14 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter (i.e., the last Business Day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last Business Day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter, and (c) in the case of a Swing Loan, on the date 1 to 5 days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(i) any Interest Period for a Borrowing of Revolving Loans or Swing Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(ii) no Interest Period with respect to any portion of the Revolving Loans or Swing Loans shall extend beyond the Revolving Credit Termination Date;

(iii) whenever the last day of any Interest Period for Eurodollar Loans would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.7. Maturity of Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.8. Prepayments. (a) Optional. The Borrower shall have the privilege of prepaying without premium or penalty (except as set forth in Section 1.11 hereof) and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $250,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000 or any greater amount that is an integral multiple of $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 1.4 and 1.14 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days’ prior notice to the Administrative Agent by the Borrower or, in the case of a Borrowing of Base Rate Loans, notice delivered to the Administrative Agent by the Borrower no later than 2:00 p.m. (New York, New York time) on the date of such prepayment. Each such prepayment shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 and shall be subject to Section 1.8(d).

(b) Mandatory. (i) The Borrower covenants and agrees that if at any time the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and L/C Obligations exceeds the Revolving Credit Commitments then in effect, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the ratable benefit of the Lenders as and for a mandatory prepayment on the Revolving Notes, Swing Note and L/C Obligations until payment in full thereof. Each such prepayment shall be accompanied by accrued interest on the amount prepaid to the date of prepayment plus any amounts due to the Lenders under Section 1.11 hereof and shall be subject to Section 1.8(d).

(ii) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced. Each such prepayment shall be subject to Section 1.8(d).

(c) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower. Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(d) Unless the Borrower otherwise directs, prepayments of Loans under Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

Section 1.9. Default Rate. Notwithstanding anything to the contrary contained in Section 1.3 hereof, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and

(c) for any Reimbursement Obligation, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10. The Notes. (a) The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b) The Swing Loans made to the Borrower by the Administrative Agent shall be evidenced by a single promissory note of the Borrower issued to the Administrative Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as the “Swing Note.”

(c) Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan or Swing Loan, the Interest Period, the currency in which such Loan is denominated, and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 1.11. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period, including without limitation as a result of a reallocation of Revolving Loans pursuant to Section 1.1(b) hereof,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.5(a) or 1.14 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 1.12. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter time period agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or a whole multiple thereof, and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of all Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to an amount equal to the Revolving Credit Commitments. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) No Reinstatement. Any termination of the Revolving Credit Commitments pursuant to this Section 1.12 may not be reinstated.

Section 1.13. Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 10.1 hereof or (c) notice that any Lender is then a Defaulting Lender (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional Lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) owed hereunder other than such principal, interest, and fees accrued and owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof. If the Borrower exercises its option hereunder to cause an assignment by any Affected Lender, such Affected Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 13.12. In the event that an Affected Lender does not comply with the requirements of the immediately preceding sentence within five Business Days after receipt of such notice, such Affected Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 13.12 on behalf of such Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 13.12.

Section 1.14. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and Borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto and on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $50,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect, minus (iii) .50% (computed on the basis of a year of 360 days, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto and on the Revolving Credit Termination Date.

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 1:00 p.m. (New York, New York time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in New York, New York. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in New York, New York, before 1:00 p.m. (New York, New York time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. Additionally, Swingline Lender may, by written notice given to the Lenders (or to any Lender that has failed to fund a Revolving Loan pursuant to clause (d) above) on any Business Day, require such Lenders to acquire participations in all or a portion of the Swing Loans outstanding. Each Lender hereby absolutely and unconditionally agrees, within 1 Business Day after receipt of such notice (and to the extent it has not already funded a Revolving Loan in connection with the Swing Loans that are the subject of such notice pursuant to clause (d) above), to pay to Administrative Agent, such Lender’s Revolver Percentage of such Swing Loan or Loans. Each Lender shall comply with its obligation under this Section by wire transfer of immediately available funds to the Administrative Agent. The purchase of participations in a Swing Loan pursuant to this Section shall not relieve Borrower of any default in the payment thereof. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 1.15. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.16 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent (other than in its capacity as L/C Issuer and Swingline Lender) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account controlled by Administrative Agent and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this

Agreement; sixth, to the payment of any amounts owing to the Lenders, L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit and Swing Loans were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 1.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 1.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.1(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.1(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to Sections 1.15(a)(iii)(A) or 1.15(a)(iii)(B), Borrower shall (i) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 1.15(a)(iv), (ii) pay to each L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (iii) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (A) the conditions set forth in Section 7.1 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans. If the reallocation described in Section 1.15(a)(iv) cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swing Loans in an amount equal to Swingline Lender’s Fronting Exposure and second, Cash Collateralize L/C Issuer’s Fronting Exposure (determined after giving effect to Section 1.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent, Swingline Lender, and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 1.15(a)(iv)), and reimburse each such Lender for any costs of the type described in Section 1.11 incurred by any Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, i) Swingline Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.	FEES.

Section 2.1. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the second Business Day following each Quarterly Date in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.25% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the second Business Day following each Quarterly Date, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a letter dated as of the Closing Date, or as otherwise agreed to in writing between them.

(d) Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one (1) such audit per calendar year.

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (New York, New York time) on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in immediately available funds at the place of payment without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Secured Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after the occurrence and during the continuation of an Event of Default, shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of principal of and interest on the Swing Loans until paid in full;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, on a pro rata basis, to (i) the payment of principal of the Revolving Loans, (ii) the payment of unpaid Reimbursement Obligations, (iii) Cash Collateralize any outstanding L/C Obligations pursuant to Section 9.4 hereof, and (iv) pay or Cash Collateralize Hedging Liability; provided, however, that, notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any guarantee provided, by Borrower or any Guarantor under any Loan Document be applied to repay or Cash Collateralize any Excluded Hedging Liability with respect to Borrower or such Guarantor, and any guarantee or Collateral provided by Borrower or any Guarantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of Borrower or such Guarantor or the grant of such security interest became effective may secure the Loans and other Obligations not constituting Hedging Liabilities notwithstanding that the guarantee or Collateral of Borrower or such Guarantor does not guaranty or secure any Hedging Liabilities;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(f) sixth, to the Second Lien Agent to the extent required by the Intercreditor Agreement; and

(g) finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent or its Affiliates for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.	GUARANTIES AND COLLATERAL.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of the Borrower (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

Section 4.2. Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured to the extent provided herein and in the Collateral Documents by (a) valid, perfected and enforceable Liens on all right, title, and interest of the Borrower and the Guarantors in all capital stock and other equity interests held by such Person in each of its Domestic Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Guarantor in all personal property, fixtures, and to the extent provided in Section 4.3 hereof, real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on local petty cash deposit accounts maintained by the Borrower and the Guarantors in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $1,000,000 in the aggregate and Liens on payroll, withholding tax, or tax trust or fiduciary accounts maintained by the Borrower and the Guarantors need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll liabilities, payroll taxes or other wage and benefit liabilities, (ii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $1,000,000 in the aggregate and

(iii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens are not required to be granted or perfected on (A) Property of the Borrower and the Guarantors (other than Property which is being pledged pursuant to the Security Agreement) located outside of the United States of America or Property as to which the grant or perfection of a Lien thereon would not be governed by the laws of the United States of America or any State thereof, provided that the aggregate net book value of such Property at any one time not so encumbered does not exceed $1,000,000 in the aggregate and (B) goods in transit outside of the United States of America in the ordinary course of business. The Borrower and the Guarantors acknowledge and agree that each Lien on the Collateral shall be granted by the Borrower and the Guarantors to the Administrative Agent for the benefit of the Secured Parties and shall be a valid and perfected first priority Lien subject only to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

Section 4.3. Liens on Real Property. In the event that the Borrower or any Guarantor owns or hereafter acquires any real property which, in the case of hereafter acquired property (a) has a fair market value greater than $1,000,000, or (b) is contiguous to the Borrower’s or such Guarantor’s operations and has a fair market value greater than $500,000, the Borrower shall, or shall cause such Guarantor to: (i) execute and deliver to the Administrative Agent a mortgage or deed of trust in substantially the form of the Closing Date Mortgages (with such modifications thereto as are necessary to comply with local law and custom and are otherwise reasonably acceptable in form and substance to the Administrative Agent) for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Borrower’s obligation to pay (or the applicable Guarantor’s obligation to pay, pursuant to and in accordance with Section 12) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability; (ii) pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust; and (iii) supply to the Administrative Agent, at the Borrower’s cost and expense, a survey, environmental report, hazard insurance policy, appraisal report, flood hazard determination certificates (and, if applicable, evidence of flood insurance that is in compliance with applicable law), and a mortgagee’s policy of title insurance from First American Title Insurance Company or such other title insurer as shall be acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and otherwise in form and substance acceptable to Administrative Agent and such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith. The Lenders acknowledge that Carolina Starches, LLC and Penford Carolina, LLC shall not be required to grant mortgages to the Administrative Agent in respect of the real property owned and/or leased by them on the Closing Date.

Section 4.4. Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5. Operating Accounts. The Borrower shall maintain all of its Deposit Accounts with financial institutions selected by the Borrower and acceptable to the Administrative Agent which financial institutions have entered, or will enter, into acceptable account control agreements with the Administrative Agent relating to such accounts to the extent required by Section 4.2 hereof.

SECTION 5.	DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurocurrency Reserve Percentage

“Administrative Agent” means Rabobank and any successor pursuant to Section 11.7 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; provided further, however, that the term “Affiliate” shall exclude in any event all Related Parties.

“Affiliated Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact, and representatives of such Person and of such Person’s Affiliates.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“AML Laws” is defined in Section 6.21(a) hereof.

“Anti-Corruption Laws” is defined in Section 6.21(e) hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedules:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR REVOLVING CREDIT COMMITMENT FEE SHALL BE:

IV	Greater than 3.75 to 1.0	2.50%	3.50%	0.45%

III	Less than or equal to 3.75 to 1.0, but greater than 3.00 to 1.0	2.00%	3.00%	0.40%

II	Less than or equal to 3.00 to 1.0, but greater than 2.25 to 1.0	1.50%	2.50%	0.35%

I	Less than or equal to 2.25	1.00%	2.00%	0.30%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after August 31, 2014, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Total Leverage Ratio shall be deemed to be greater than 3.75 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” is defined in Section 13.12(a)(v) hereof.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” means, for any day, the highest of (a) the Prime Rate at such time, (b) 1/2 of 1% in excess of the Federal Funds Rate at such time and (c) the LIBOR Index Rate for a Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%. For the purposes of this definition, the LIBOR Index Rate shall be determined using the LIBOR Index Rate as otherwise determined by Administrative Agent in accordance with the definition of LIBOR Index Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBOR Index Rate for such day shall be the rate determined by Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Revolver

Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested pursuant to Section 1.5(a) hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 1.14 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York or Englewood, Colorado, and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are open for dealing in U.S. Dollar deposits in the interbank market in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property, which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of L/C Issuer or Lenders, as collateral for the L/C Obligations or obligations of Lenders to fund participations in respect of the L/C Obligations or Swing Loans, cash or Deposit Account balances or, if Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 40% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by either a majority of the Borrower’s shareholders or a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in (i) any Second Lien Related Documents or (ii) any other agreement or indenture relating to any issue of Indebtedness for Borrowed Money having an aggregate principal amount in excess of $5,000,000 shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Closing Date Mortgaged Properties” means, collectively, the following Premises, each of which is owned or leased by the Borrower or a Domestic Subsidiary as of the Closing Date: (i) Premises commonly known as 1088 W. Sunnyside Road, Idaho Falls, Idaho, (ii) Premises commonly known as 1001 1st Street S.W., Cedar Rapids, Iowa, (iii) Premises commonly known as 216 University Drive, Richland, Washington and (iv) Premises commonly known as 3100 Willow Drive, Plover, Wisconsin and 10995 State Highway 54 East, Wisconsin Rapids, Wisconsin.

“Closing Date Mortgages” means, collectively, each First Lien Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, each First Lien Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, each First Lien Leasehold Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, and each First Lien Leasehold Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing by the Borrower or the relevant Domestic Subsidiary in favor of the Administrative Agent (or a security trustee therefor) and encumbering a Closing Date Mortgaged Property.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time over which a Lien has been or is intended to be granted to the Administrative Agent, or any security trustee therefore, pursuant to any of the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Mortgages, the Security Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitment Amount Increase” is defined in Section 1.1(b) hereof.

“Commitments” means the Revolving Credit Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Controlled Account” means each Deposit Account that is subject to a valid and perfected first priority Lien in favor of the Administrative Agent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or any combination of the foregoing, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 1.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the United States Bankruptcy Code or similar debtor relief laws, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the L/C Issuer, and each Lender.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies. Neither investment property nor accounts evidenced by an instrument shall constitute a Deposit Account for purposes of this Agreement.

“Domestic Subsidiary” means each Subsidiary of the Borrower which is organized under the laws of the United States of America or any state thereof.

“EBITDA” means, with reference to any period, Net Income from continuing operations for such period plus (a) the sum of all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, and (iii) depreciation of fixed assets and amortization of intangible assets for such period, plus (b) cash distributions received from Joint Ventures not otherwise included in Net Income, plus (minus) (c) any non-cash losses (gains) but only to the extent such losses (gains) have not become a cash loss (or gain), plus (d) non-cash stock compensation charges incurred in such period, plus (minus) (e) any extraordinary or nonrecurring losses (gains) (including any cash losses related to the unwinding of existing interest rate hedging arrangements), plus (f) the aggregate amount of all severance charges incurred by the Borrower in such period, provided the aggregate amount of such charges that are added to EBITDA pursuant to this clause (f) shall not exceed $2,500,000 during the term of this Agreement, plus (g) the amount of all non- cash charges incurred as a result of the accounting treatment of interest rate hedging arrangements, minus (h) the amount of all non-cash gains resulting from the accounting treatment of interest rate hedging arrangements, in each case relating solely to continuing operations.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and

(iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates, Joint Ventures or Subsidiaries or, so long as no Event of Default shall have occurred and be continuing, any of their respective suppliers, customers or competitors; provided further that Administrative Agent shall be under no duty to monitor or otherwise make any determinations with respect to the foregoing proviso and the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with the foregoing proviso.

“Eligible Line of Business” means any business in which the Borrower and any Subsidiary are engaged as of the date of this Agreement or any business which is based upon or is an extension of such a business, including, without limitation, any business that manufactures or markets (i) ingredients or ingredient systems developed from starch or other form of carbohydrate, (ii) human or animal food, (iii) ethanol or any other type of biofuel, or (iv) any other type of material or chemical developed primarily from natural or renewable sources.

“Environmental Claim” means any investigation, notice, violation, demand, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with a law relating to Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder by a recognized and legally authorized entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurocurrency Reserve Percentage” means, with respect to any Borrowing of Revolving Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the

Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Revolving Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Revolving Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excluded Hedging Liability” means, with respect to Borrower or any Guarantor, any Hedging Liability if, and to the extent that, all or a portion of the guarantee of Borrower or such Guarantor of, or the grant by Borrower or such Guarantor of a security interest to secure, such Hedging Liability (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of Borrower or such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Hedging Liability but for Borrower’s or such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Hedging Liability arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Liability that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 1.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Recipient’s failure to comply with Section 13.1(g), and (d) any U.S. federal withholding taxes imposed under FATCA.

“Executive Order” is defined in Section 6.21(a) hereof.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of July 9, 2012 (as amended, restated, supplemented or otherwise modified from time to time), by and among Borrower, the direct and indirect Subsidiaries of Borrower from time to time party thereto, the lenders from time to time party thereto and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulations or other official administrative interpretation implementing such intergovernmental agreement).

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal paid in cash during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries plus (b) Interest Expense paid in cash by the Borrower and its Subsidiaries for such period plus (c) all Restricted Payments made by the Borrower during such period in cash, but excluding the amount of all accrued dividends during such period, plus (d) federal, state, and local income taxes paid or payable by the Borrower and its Subsidiaries in cash during such period, minus (e) all federal, state and local income tax refunds received by the Borrower and its Subsidiaries during such period.

“Foreign Lender” means any Lender or Participating Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Free Cash Flow” means, with respect to any period, an amount equal to (a) EBITDA of the Borrower and its Subsidiaries for such period minus (b) the sum of (i) Capital Expenditures made by the Borrower and its Subsidiaries during such period, (ii) payments of principal paid in cash during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, (iii) Interest Expense paid in cash by the Borrower and its Subsidiaries for such period, and (iv) federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during such period, plus (c) all federal, state, and local income tax refunds received by the Borrower and its Subsidiaries during such period.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s pro rata share of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swingline Lender, such Defaulting Lender’s pro rata share of outstanding Swing Loans made by such Swingline Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date:

(a) with respect to the Loans and Letters of Credit: (i) the principal of and interest accrued to such date on the Loans and unpaid Reimbursement Obligations (other than the contingent L/C Obligations) shall have been paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than the contingent L/C Obligations and other contingent amounts for which a claim has not been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or irrevocably been terminated, and (iv) the contingent L/C Obligations, if any, shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such L/C Obligations or other collateral which is acceptable to L/C Issuer in its sole discretion or (B) the issuance of a “back-to-back” letter of credit in form and substance acceptable to L/C Issuer with an original face amount at least equal to 105% of the amount of such L/C Obligations and issued by an issuing bank satisfactory to L/C Issuer in its sole discretion;

(b) with respect to any Hedging Liability: (i) all termination payments, fees, expenses, and other amounts then due and payable under the related Hedging Agreements shall have been paid in full in cash; and (ii) all contingent amounts which could be payable under the related Hedging Agreements shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such contingent amounts or other collateral which is acceptable to the applicable Hedge Provider or (B) the issuance of a letter of credit in form and substance acceptable to the applicable Hedge Provider and in an amount at least equal to 105% of the amount of such contingent obligations and issued by an issuing bank reasonably satisfactory to such applicable Hedge Provider; provided the amount of such Hedging Liability shall be determined in accordance with Section 11.9; and

(c) with respect to any Funds Transfer and Deposit Account Liability: (i) all termination payments, fees, expenses, and other amounts then due and payable shall have been paid in full in cash; and (ii) all contingent amounts which could be payable shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such contingent amounts or other collateral which is acceptable to the applicable Funds Transfer and Deposit Account Provider or (B) the issuance of a letter of credit in form and substance acceptable to the applicable Funds Transfer and Deposit Account Provider and in an amount at least equal to 105% of the amount of such contingent obligations and issued by an issuing bank reasonably satisfactory to such applicable Funds Transfer and Deposit Account Provider; provided the amount of such Funds Transfer and Deposit Account Liability shall be determined in accordance with Section 11.9.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders (each, a “Funds Transfer and Deposit Account Provider”), arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, including any overdraft facility that is solely ancillary to any of the foregoing, and (c) any credit card, purchase card or other deposit, disbursement, and cash management services afforded to the Borrower or any Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is classified or regulated as “hazardous” or “toxic” or words of like import pursuant to any Environmental Law and including, without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders (each, a “Hedge Provider”), in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement (each, a “Hedging Agreement”), including any overdraft facility that is solely ancillary to any of the foregoing, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to the consummation of such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or Lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (g) any shares which are expressed to be redeemable, (h) any liability in respect of any guarantee or indemnity for any of the items referred to above, and (i) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; it being understood that the term “Indebtedness for Borrowed Money” shall not include (x) trade payables arising in the ordinary course of business, (y) payroll liabilities, payroll taxes and other wage and related benefits, and (z) any liabilities with respect to any post-retirement benefits under a Welfare Plan.

“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Intercreditor Agreement” means that Intercreditor Agreement dated as of the Closing Date as entered into by and between the Administrative Agent, on behalf of the Secured Parties, and the Second Lien Agent, on behalf of the Second Lien Secured Parties, and consented to by the Borrower and Guarantors, as the same may from time to time be amended, modified, supplemented, extended, renewed or restated.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.6 hereof.

“Joint Venture” means an entity formed or acquired after the date of this Agreement for which ownership, control and/or profits and losses are shared by the Borrower or any Subsidiary with a third party pursuant to a written agreement, in each case to the extent the Borrower’s or such Subsidiary’s equity interest therein is permitted by Section 8.9(h) hereof.

“L/C Disbursement” means a payment made by L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means the Administrative Agent, any Affiliate of the Administrative Agent, or any other Lender requested by the Borrower and approved by the Administrative Agent in its sole discretion with respect to any Letter of Credit.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $20,000,000 as reduced pursuant to the terms hereof.

“Legal Requirement” means any applicable treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local whether in effect as of the date of this Agreement or hereafter.

“Lenders” means and includes Rabobank and the other financial institutions from time to time party to this Agreement, including each party that becomes a lender hereunder pursuant to Section 1.1(b) hereof and each assignee Lender pursuant to Section 13.12 hereof (other than any Person that ceases to be a party hereto pursuant to an Assignment and Acceptance).

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, provided that if the LIBOR Index Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that if such average rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration as the information vendor for the purpose of displaying the London interbank offered rate for U.S. Dollar deposits).

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, the Intercreditor Agreement and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each Closing Date Mortgage and any other mortgages or deeds of trust or similar agreement delivered to the Administrative Agent pursuant to Section 4.3 hereof, in each case, as the same may be amended, modified, supplemented or restated from time to time.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means and includes the Revolving Notes and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired and including interest, fees, and expenses that accrue after the commencement by or against Borrower or any Guarantor of any proceeding under any bankruptcy or insolvency law, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.

“OFAC” is defined in Section 6.21(b)(i) hereof.

“OFAC Event” means the event specified in Section 8.23 hereof.

“OFAC List” is defined in Section 6.21(b)(iv) hereof.

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.13).

“Participating Interest” is defined in Section 1.2(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition, unless otherwise approved by the Administrative Agent;

(c) the financial statements of the Acquired Business shall have been audited by one of the “Big Four” accounting firms or by another independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Administrative Agent and (ii) the Acquired Business has undergone a successful review by an accounting firm acceptable to the Administrative Agent as part of the Borrower’s due diligence on the Acquisition;

(d) (i) the Total Consideration for any Acquisition of an Acquired Business organized in the United States, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period (other than the acquisition of Gum Technology Corporation), does not exceed $55,000,000 in the aggregate (or $110,000,000 so long as the amount in excess of $55,000,000 is funded solely with Second Lien Loans and/or the cash proceeds of the issuance and sale of equity securities of the Borrower on terms acceptable to the Administrative Agent) and the Total Consideration paid for all Permitted Acquisitions made after the Closing Date does not exceed $110,000,000 in the aggregate;

(e) the Borrower shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information and 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis, as well as of the Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Administrative Agent;

(f) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(g) the Borrower shall have delivered to the Administrative Agent a completed officer’s certificate of the Borrower certifying that, after giving effect to such Acquisition, (i) no Default or Event of Default shall exist, (ii) the Borrower and its Subsidiaries would be in pro forma compliance with the financial covenants set forth in Section 8.22 measured as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to Administrative Agent, (iii) the Borrower would be in compliance on a pro forma basis with Section 8.22(a) hereof by more than 0.25 to 1.0 measured as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to Administrative Agent; and

(h) after giving effect to the Acquisition, the amount of the Unused Revolving Credit Commitments shall be not less than $15,000,000.

“Permitted Transactions” means the transactions contemplated by the Cure Right pursuant to Section 9.7 of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412, 430, 431 or 432 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary, including without limitation, the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Prime Rate” means the rate of interest per annum published in the Wall Street Journal as the “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Qualified ECP Guarantor” means, in respect of any Hedging Liability, Borrower and each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Liability or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” means the last Business Day of March, June, September, and December of each year through the Revolving Credit Termination Date.

“Rabobank” is defined in the introductory paragraph of this Agreement.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material in any manner or quantity contrary to, or otherwise potentially giving rise to liability under, any Environmental Law.

“Required Lenders” means, as of the date of determination thereof, two or more non-affiliated Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments as of such date constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments of the Lenders as of such date; provided the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payments” is defined in Section 8.12.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $145,000,000 on the date hereof.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Loans at such time.

“Revolving Credit Termination Date” means August 1, 2019, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.10 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” is defined in Section 6.21(b)(v) hereof.

“Sanctioned Person” is defined in Section 6.21(b) hereof.

“Sanctions” is defined in Section 6.21(b)(i) hereof

“Second Lien Agent” means Rabobank, in its separate capacity as the “Administrative Agent” under, and as such term is defined in, the Second Lien Credit Agreement (as in effect on the Closing Date) on behalf and for the benefit of the Second Lien Lenders under the Second Lien Credit Agreement, and also means any successor “Administrative Agent” appointed pursuant to the Second Lien Credit Agreement.

“Second Lien Availability Termination Date” means the earlier of (a) the eighteen month anniversary of the Closing Date, or (b) the date that the Borrower has borrowed all Second Lien Loans available under the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means that Delayed Draw Term Loan Credit Agreement dated as of the Closing Date by and among Borrower, as borrower, Guarantors, as guarantors, the Second Lien Lenders and the Second Lien Agent, on behalf and for the benefit of the Second Lien Secured Parties, as the same may from time to time be amended, modified, supplemented, restated, or refinanced in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“Second Lien Indebtedness” means the “Obligations”, as such term is defined in the Second Lien Credit Agreement.

“Second Lien Lenders” means each institutional lender or other Person as shall from time to time be a “Lender” under, as defined in and for purposes of the Second Lien Credit Agreement.

“Second Lien Loans” means the second lien delayed draw term loans in the aggregate principal amount not exceeding $25,000,000 which may be advanced from time to time by the Second Lien Lenders to Borrower under and pursuant to the Second Lien Credit Agreement and the other Second Lien Related Documents, including the Intercreditor Agreement.

“Second Lien Related Documents” means the Second Lien Credit Agreement, the promissory notes, if any, issued by Borrower in favor of the Second Lien Lenders, the Second Lien Security Documents and any and all other agreements, documents and instruments executed and delivered by or on behalf of or in support of Borrower or any Guarantor to the Second Lien Agent or any other Second Lien Secured Party or their respective authorized designee evidencing or otherwise relating to the Second Lien Loans to be made pursuant to the Second Lien Credit Agreement, as the same may from time to time be amended, modified, supplemented, extended, renewed or restated in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“Second Lien Secured Parties” means, collectively, the Second Lien Agent and the Second Lien Lenders.

“Second Lien Security Documents” means collectively, each of the mortgages, deeds of trust, security agreements, pledge agreements, grants of security interest in intellectual property assets, Form UCC-1 financing statements and such other agreements, assignments, documents and instruments from time to time executed and delivered by Borrower or any Guarantor granting, assigning or transferring or otherwise evidencing or relating to any Lien granted, assigned or transferred to the Second Lien Agent (or its designee or agent), on behalf and for the benefit of the Second Lien Secured Parties, to secure the Second Lien Indebtedness, as the same may from time to time be amended, modified, supplemented or restated in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“Secured Obligations” means, collectively, the Obligations, the Hedging Liability and the Funds Transfer and Deposit Account Liability.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Swingline Lender, and each Lender or Affiliate of a Lender to which Borrower or any Subsidiary has any Hedging Liability or any Funds Transfer and Deposit Account Liability.

“Security Agreement” means that certain First Lien Security Agreement dated the date of this Agreement among the Borrower and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness for Borrowed Money owing to any Person on terms and conditions, and in such amounts, acceptable to the Administrative Agent and the Required Lenders and which is subordinated in right of payment to the prior payment in full of the Obligations pursuant to written subordination provisions approved in writing by the Administrative Agent and the Required Lenders.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization, provided, however, that a Joint Venture shall not be considered a Subsidiary. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

“Swing Line Sublimit” means $7,500,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.14 hereof.

“Swing Note” is defined in Section 1.10 hereof.

“Swingline Lender” means Rabobank, in its capacity as lender of Swing Loans hereunder, or any other Lender selected by Rabobank that shall agree with Administrative Agent to act as Swingline Lender.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, plus (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, plus (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss, plus (c) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit.

“Total Leverage Ratio” is defined in Section 8.22 hereto.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of all Revolving Loans, Swing Loans and L/C Obligations, provided that the aggregate principal amount of Swing Loans outstanding from time to time shall not be included in such calculation for purposes of computing the commitment fee under Section 2.1(a) hereof.

“USA PATRIOT Act” is defined in Section 6.21(a) hereof.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means Borrower, any Guarantor and Administrative Agent.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereto”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Washington. The Borrower has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly incorporated (or otherwise organized if such Subsidiary is not a corporation), validly existing and in good standing (to the extent the concept of good standing is applicable) under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and its other Subsidiaries and, if such percentage is not 100% (excluding, if applicable, directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for or under the other Loan Documents, to issue the Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement, or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans to refinance indebtedness under the Existing Credit Agreement, for general corporate working capital purposes, to finance acquisitions and capital expenditures, to fund certain fees and expenses associated with the negotiation, documentation, closing and syndication of the credit facilities provided to the Borrower under the Loan Documents and the Second Lien Related Documents and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as of August 31, 2013, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG, LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as of February 28, 2014, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 6 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis and disclose or reflect all its actual and contingent liabilities at that date. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since August 31, 2013, there has been no Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby or by the other Loan Documents do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person which could reasonably be expected to have a Material Adverse Effect.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. Except as disclosed in filings with the Securities and Exchange Commission made by the Borrower before the Closing Date or which are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of its Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, provided that the foregoing shall not apply to any Permitted Transaction.

Section 6.15. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as disclosed in the Borrower’s Form 10-K dated for the fiscal year ended August 31, 2013, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that:

(i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws;

(ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law;

(iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or unlawful disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity, which could reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or unlawful disposal of a Hazardous Material originating or emanating from any other property;

(iv) to the Borrower’s knowledge, none of the Premises contain and have contained any: (l) underground storage tank, which could reasonably be expected to have a Material Adverse Effect, (2) material amounts of asbestos containing building material, which could reasonably be expected to have a Material Adverse Effect, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law or any Environmental Law of any jurisdiction in which any of the Borrower’s or Subsidiary’s assets are located, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises, in each case, except in compliance with Environmental Laws;

(vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law or any Environmental Law of any jurisdiction in which any of the Borrower’s or Subsidiary’s assets are located;

(vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises which it adversely determined would have a Material Adverse Effect;

(viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and

(ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Notwithstanding any other provision of this Agreement, this Section 6.17(b) shall not apply to the extent that: (i) neither Borrower nor any of its Subsidiaries has any ownership interest in a particular Premises; (ii) such Premises are not within the care, custody or control of either the Borrower or any of its Subsidiaries; (iii) neither the Borrower nor any of its Subsidiaries has conducted or authorized any Hazardous Material Activity on or at such Premises; and (iv) neither the Borrower nor any of its Subsidiaries has caused or contributed to any Environmental Claim related to such Premises.

Section 6.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19. Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21. AML Laws and Anti-Corruption Laws. (a) Neither the Borrower nor any of its Subsidiaries is and to its knowledge none of its Affiliates is in violation of any law, statute, regulation, order, executive order, or rule of any jurisdiction or governmental authority relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA PATRIOT Act”);

(b) Neither the Borrower nor any of its Subsidiaries is and to its knowledge no Affiliate or broker or other agent of any of the Borrower or any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans is any of the following (each a “Sanctioned Person”):

(i) a person that is listed in the annex to, or is otherwise subject of, or a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise the subject of, the provisions of the Executive Order or any sanctions or trade embargoes administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the Netherlands or the European Union (collectively, “Sanctions”);

(ii) a person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(iii) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations;

(iv) a person that is (1) named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list (the “OFAC List”) or (2) similarly designated in any comparable list published by any governmental authority of the European Union or the Netherlands; or

(v) a person located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria (each such country or territory is a “Sanctioned Country”), or a person that is owned or controlled by any such Person described in this clause (v);

(c) Neither the Borrower nor any of its Subsidiaries is and to its knowledge no broker or other agent of any of the Borrower or any of its Subsidiaries acting in any capacity in connection with the Loans (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property that would result in a violation of Sanctions by such Person, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law;

(d) No part of the proceeds of any Loan will be used (or otherwise lent, contributed, or made available), directly or indirectly, (A) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) for any payments to any Sanctioned Person, any subsidiary or joint venture partner of such person, or any governmental official, or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Sanctions or the United States Foreign Corrupt Practices Act of 1977, as amended;

(e) The Borrower has implemented and maintains in effect policies and procedures designed to ensure, compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption (“Anti-Corruption Laws”) and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 7.	CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof;

(d) after giving effect to such extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and Letters of Credit outstanding under this Agreement shall not exceed the Revolving Credit Commitments then in effect;

(e) after giving effect to such extension of credit, the aggregate amount of all Letters of Credit issued shall not exceed the L/C Sublimit; and

(f) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (f), both inclusive, of this Section.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender the favorable written opinion of Perkins Coie LLP, counsel to the Borrower and each Domestic Subsidiary, in substantially the form of Exhibit H hereto, and otherwise in form and substance satisfactory to the Required Lenders;

(b) the Administrative Agent shall have received for each Lender (i) certified copies of resolutions of the Board of Directors of the Borrower and each Guarantor authorizing the execution, delivery and performance of the Loan Documents, indicating the Borrower’s and each Guarantor’s authorized signers of the Loan Documents and all other documents relating thereto and the specimen signatures of such signers and (ii) copies of the Borrower’s and each Guarantor’s Certificate of Incorporation and by-laws certified by the Secretary or other appropriate officer of the Borrower or such Guarantor;

(c) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower, each Guarantor and the Lenders;

(d) the Administrative Agent shall have received for each applicable Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(e) the Administrative Agent shall have received the Security Agreement and the Closing Date Mortgages, in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower and/or the relevant Domestic Subsidiary or Domestic Subsidiaries, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary as required pursuant to Section 4 of this Agreement, and (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Guarantor executed in blank and undated;

(f) the Administrative Agent shall have received the Intercreditor Agreement duly executed by the Administrative Agent, on behalf of and for the benefit of the Secured Parties, as the first lien creditors, and the Second Lien Agent, on behalf of and for the benefit of itself and the Second Lien Lenders, and consented to by the Borrower and the Guarantors;

(g) the Administrative Agent shall have received evidence that each of the conditions precedent to the effectiveness of the Second Lien Credit Agreement shall have been satisfied or shall have been waived in writing by the Second Lien Lenders and the Administrative Agent shall have received a copy of each of the Second Lien Related Documents, duly executed by each of the parties thereto and in form and substance satisfactory to the Administrative Agent and the Required Lenders;

(h) the Administrative Agent shall have received evidence of insurance (including flood insurance that is in compliance with applicable law) required to be maintained under the Loan Documents, naming the Administrative Agent as mortgagee, loss payee and additional insured;

(i) the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Guarantor, dated no earlier than 30 days prior to the date hereof from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(j) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(k) [Intentionally omitted];

(l) [Intentionally omitted];

(m) [Intentionally omitted];

(n) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(o) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, resolutions, documents (including documents relating to tax and regulatory matters), certificates, information and opinions as the Administrative Agent may reasonably request;

(p) [Intentionally omitted];

(q) the Administrative Agent shall have received audited annual consolidated and consolidating financial statements and quarterly unaudited consolidated and consolidating financial statements (including in each case consolidated and consolidating balance sheets and consolidated and consolidating statements of income and cash flows) of the Borrower for the three consecutive fiscal years ended August 31, 2011, August 31, 2012, and August 31, 2013, projected financial statements for the fiscal years ending August 31, 2014, August 31, 2015, August 31, 2016, August 31, 2017, August 31, 2018, August 31, 2019 and August 31, 2020, and a closing balance sheet adjusted to give effect to the initial Credit Events hereunder, each in form and substance acceptable to the Administrative Agent;

(r) no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Borrower, any of its Subsidiaries or any Guarantor from that reflected in the Borrower’s audited financial statements for the fiscal year ended August 31, 2013 shall have occurred;

(s) the Administrative Agent shall have received for itself and for the Lenders the initial fees owed to them;

(t) the Administrative Agent shall have received, in respect of each Closing Date Mortgaged Property:

(i) a copy of the most recent survey of such Closing Date Mortgaged Property, in form and substance acceptable to the Administrative Agent, prepared by a licensed surveyor and stating whether or not any portion of the same is in a federally designated flood hazard area;

(ii) copies of the most recent environmental questionnaire and EDR report for such Closing Date Mortgaged Property concerning the environmental hazards and matters with respect to the same, which questionnaire and report shall be in form and substance acceptable to the Administrative Agent;

(iii) a certificate indicating whether any portion of such Closing Date Mortgaged Property is in a federally designated flood hazard area;

(iv) a mortgagee policy of title insurance in the form reasonably satisfactory to the Administrative Agent and issued by First American Title Insurance Company, insuring the validity and first-priority of the Liens created under the Closing Date Mortgage with respect to such Closing Date Mortgaged Property, for and in amounts and containing such endorsements and affirmative coverage reasonably satisfactory to the Administrative Agent, subject only to such exceptions as are reasonably satisfactory to the Administrative Agent;

(v) to the extent reasonably necessary under applicable law, for filing in the appropriate county land office, a Uniform Commercial Code financing statement covering fixtures located at such Closing Date Mortgaged Property, which financing statement shall be appropriately completed; and

(vi) the written opinion of counsel to the Borrower or the relevant Domestic Subsidiary in the state in which such Closing Date Mortgaged Property is located regarding the Lien of the Closing Date Mortgage with respect to the same and such other matters as the Administrative Agent shall reasonably request, and otherwise in form and substance reasonably satisfactory to the Required Lenders;

(u) the Borrower shall have paid the Administrative Agent all reasonable, actual out-of-pocket fees and expenses of counsel to the Administrative Agent for which an invoice has been submitted to the Borrower;

(v) the Administrative Agent shall have received evidence (including payoff letters and applicable lien releases) that, upon the initial Credit Event hereunder, the Borrower shall have repaid in full all “Obligations” (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement and all other amounts owing or secured by the liens thereunder;

(w) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower and each Guarantor (or any similar form for each foreign entity) and the Administrative Agent and the Lenders all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and AML Laws, including the USA PATRIOT Act and the Executive Order; and

(x) the Administrative Agent shall have received from the Borrower written instructions as to the disbursement and application of the proceeds of the initial Loans made hereunder.

SECTION 8.	COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary other than Penford Export Corporation to, preserve and maintain its existence and registration in the place of its registration at the date of this Agreement, except as otherwise provided in Section 8.10(c) hereof. The Borrower shall, and shall cause each Subsidiary other than Penford Export Corporation to, preserve and keep in force and effect all licenses, permits, consents, authorizations, exemptions, except as otherwise provided in Section 8.10(c) hereof. The Borrower shall, and shall cause each Subsidiary other than Penford Export Corporation to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with reputable, good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with reputable, good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall maintain flood insurance that is in compliance with applicable law on any improvements on any Premises that are subject to a Mortgage and are located in a special hazard flood zone. The Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section and the other Loan Documents.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event within forty-five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments), consistent with the public financial documents filed with the SEC and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b) as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, consistent with the public financial documents filed with the SEC, accompanied in the case of the consolidated financial statements by an unqualified opinion of KPMG or another firm of independent public accountants of recognized national or international standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each annual return, regular, periodic or special report, registration statement, investment statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) or equivalent document filed by the Borrower or any Subsidiary with any securities exchange, or the Securities and Exchange Commission or any successor agency, provided, however, that the obligations under this clause (e) shall not apply to the extent that any such document is available on the EDGAR website so long as the Borrower shall have given the Administrative Agent prior notice (which shall contain an electronic link to the location on EDGAR where such forms are located) of such availability on EDGAR in connection with each delivery;

(f) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business to the extent not publicly available (provided that, with respect to items that are publicly available, the Borrower shall have given the Administrative Agent prior notice (which shall contain an electronic link to the location where such items are located) of such availability) and other than tax audits in the ordinary course of business;

(g) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating operating budget for the current fiscal year, such operating budget to show the Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter-by-quarter basis, such operating budget to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such operating budget);

(h) promptly after the occurrence thereof, written notice of any Change of Control;

(i) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder and (iii) the occurrence of any event described as an “Event of Default” under any other Loan Document; and

(j) with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof.

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any Person other than themselves (including the Borrower or any Subsidiary of the Borrower), or otherwise agree to provide funds for payment of the obligations of any Person (including the Borrower or any Subsidiary of the Borrower), or supply funds thereto or invest therein or otherwise assure a creditor of any Person other than themselves (including the Borrower or any Subsidiary of the Borrower) against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent or the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(c) obligations of the Borrower arising out of interest rate, commodity and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business and not for speculative purposes;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) indebtedness from time to time owing by any Subsidiary to the Borrower (the “Intercompany Indebtedness”);

(f) the Second Lien Indebtedness of Borrower to the Second Lien Lenders in the aggregate principal amount of $25,000,000 less all repayments of principal thereunder after the Closing Date, and the guaranty by each Guarantor thereof;

(g) unsecured indebtedness of the Borrower’s Subsidiaries to the Iowa Department of Economic Development in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding; and

(h) unsecured Indebtedness for Borrowed Money of the Borrower and guarantees by Borrower on behalf of any Subsidiary, each not otherwise permitted by this Section, and together in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

Additionally, and notwithstanding anything to the contrary contained herein, the Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, or create any Indebtedness for Borrowed Money (including the borrowing of any Loan or any Second Lien Loan or the incurrence of Indebtedness permitted pursuant to clauses (b) or (h) above) (each, an “Incurrence”) prior to the Second Lien Availability Termination Date unless the Borrower shall have delivered to the Administrative Agent a completed officer’s certificate of the Borrower certifying that, after giving effect to such Incurrence, the Total Leverage Ratio (measured based upon Total Funded Debt as of such date (including such Incurrence) and EBITDA as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to Administrative Agent) would not exceed 4.0 to 1.0 (unless the Borrower shall have borrowed all Second Lien Loans available under the Second Lien Credit Agreement in connection with such Incurrence).

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(d) Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary (and the Lenders hereby acknowledge and agree that, with respect to each Premises subject to a Mortgage, any of the foregoing items which are (i) in writing, (ii) recorded in the public records, and (iii) specifically referenced as exceptions to title (by reference to instrument number, book and page number, or some other similar form of reference) in any mortgagee’s policy of title insurance for such Premises delivered to Administrative Agent pursuant to Section 4.3 hereof or Section 7.2(t)(iv) hereof are deemed to be included within this exception);

(g) Liens securing the Second Lien Indebtedness in or on any of the Collateral created under any Second Lien Security Documents (and at all times subject to the Intercreditor Agreement) in favor of the Second Lien Agent (or its designee or agent) on behalf of and for the benefit of the Second Lien Secured Parties or held by the Administrative Agent on behalf of and for the benefit of the Second Lien Agent in accordance with the terms of the Intercreditor Agreement;

(h) the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents; and

(i) Liens not otherwise permitted hereby securing obligations not exceeding $5,000,000 at any time.

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Borrower’s investments in its Subsidiaries existing on the Closing Date, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g) intercompany advances made from time to time (i) by the Borrower or a Domestic Subsidiary to another Domestic Subsidiary, (ii) by the Borrower or any Domestic Subsidiary to a Foreign Subsidiary before the date of this Agreement and outstanding on the date of this Agreement, and (iii) by a Domestic Subsidiary to the Borrower or to any one or more of its Domestic Subsidiaries in the ordinary course of business to finance working capital needs;

(h) other investments (including investments in Joint Ventures), loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $20,000,000 in the aggregate at any one time outstanding; and

(i) Permitted Acquisitions.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation (other than as part of a Permitted Acquisition), or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists (except in the case of sales of inventory permitted by subsection (a) hereof) this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Borrower and its Domestic Subsidiaries to one another;

(c) the merger of any Domestic Subsidiary with and into the Borrower or any other Domestic Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries in an amount not to exceed 5% of the Borrower’s total assets (determined in accordance with GAAP) as shown on the Borrower’s audited balance sheet as of the last the day of the most recently completed fiscal year during any fiscal year of the Borrower; and

(g) the dissolution of (i) Penford Export Corporation, and (ii) any immaterial Subsidiary approved by the Administrative Agent.

Section 8.11. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents or granted to the Second Lien Agent pursuant to the Second Lien Security Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Sections 8.10(c) and (g) above.

Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively, the “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:

(i) the making of dividends or distributions by any Wholly-owned Subsidiary of the Borrower to its parent corporation; and

(ii) Restricted Payments not otherwise permitted hereby, excluding Restricted Payments with respect to any stock issued in connection with the exercise of the Cure Right pursuant to Section 9.7 hereof, in an aggregate amount not to exceed during any period of four consecutive fiscal quarters the lesser of $10,000,000 and 50% of the Borrower’s Free Cash Flow for the four consecutive fiscal quarters most recently ended.

Section 8.13. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan for which a notice to the PBGC is required, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property not permitted by Section 8.8.

(b) Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do, so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws;

(ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws;

(iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises;

(iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws;

(v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law or law of any other jurisdiction;

(vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in compliance with applicable Environmental Law;

(vii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law or law of any other jurisdiction; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or unlawful disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or unlawful disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect;

(viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or unlawful disposal of a Hazardous Material as required by any applicable Environmental Law;

(ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein;

(x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and

(xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law, to the extent any of which apply to the Borrower, any Subsidiary or the Premises.

Notwithstanding any other provision of this Agreement, this Section 8.14(b) shall not apply to the extent that: (i) neither Borrower nor any of its Subsidiaries has any ownership interest in a particular Premises; (ii) such Premises are not within the care, custody or control of either the Borrower or any of its Subsidiaries; (iii) neither the Borrower nor any of its Subsidiaries has conducted or authorized any Hazardous Material Activity on or at such Premises; and (iv) neither the Borrower nor any of its Subsidiaries has caused or contributed to any Environmental Claim related to such Premises.

Section 8.15. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, provided that the foregoing shall not apply to any Permitted Transaction.

Section 8.16. No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on August 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17. Formation of Subsidiaries. (a) Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

(b) Inactive Subsidiary. The Borrower shall not permit Penford Export Corporation to engage in any operations, conduct any business or own any assets having an aggregate value in excess of $50,000.

Section 8.18. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date, it being agreed that an Eligible Line of Business shall not be a violation of this Section.

Section 8.19. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20. No Restrictions. Except as provided herein or in the Second Lien Related Documents, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Secured Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.21. Subordinated Debt; Second Lien Loans. The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions (i) of the Second Lien Related Documents to the extent such amendment or modification would be prohibited by the Intercreditor Agreement, or (ii) relating to any Subordinated Debt, or (b) make any voluntary prepayment, any voluntary redemption, or any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, or (c) make any principal payment of the Second Lien Loans; provided, however, notwithstanding the foregoing, Borrower may repay the Second Lien Loan with up to 50% of the net proceeds of an equity issuance by the Borrower so long as after giving pro forma effect to such prepayment measured as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to Administrative Agent (and as demonstrated in an officer’s certificate delivered to the Administrative Agent), the Total Leverage Ratio is less than 3.75 to 1.00.

Section 8.22. Financial Covenants. (a) Total Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the ratio of (x) Total Funded Debt of the Borrower and its Subsidiaries (with the components thereof determined on a consolidated basis in accordance with GAAP), to (y) EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower then ended (the “Total Leverage Ratio”) to be more than (i) 5.00 to 1.0 on the Closing Date and on the last day of each fiscal quarter ending thereafter to and including August 31, 2015, (ii) 4.50 to 1.0 from November 30, 2015, to and including August 31, 2016, (iii) 4.25 to 1.0 on November 30, 2016, to and including August 31, 2017, and (iv) 3.75 to 1.0 on the last day of each fiscal quarter thereafter; provided that if the Second Lien Loans are not fully drawn and outstanding in the aggregate principal amount of $25,000,000 prior to the eighteenth month anniversary of the Closing Date, the Total Leverage Ratio shall not be more than 4.00 to 1.0 from the eighteenth month anniversary of the Closing Date to and including November 30, 2017.

(b) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (i) EBITDA of the Borrower and its Subsidiaries for the four consecutive fiscal quarters of the Borrower ended on such date minus Capital Expenditures for the repair or maintenance of property, plant or equipment in the amount of $4,500,000 during the same period, to (ii) Fixed Charges of the Borrower and its Subsidiaries (with the components thereof determined on a consolidated basis in accordance with GAAP) for the same period, of not less than 1.25 to 1.

(c) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in any fiscal year, commencing with the fiscal year ending August 31, 2015, in an aggregate amount in excess of $25,000,000 (the “Permitted Amount”), provided that the Permitted Amount shall be increased to $35,000,000 for any fiscal year in which the Total Leverage Ratio for the last two fiscal quarters of such fiscal year is less than 2.00 to 1; provided further that so long as no Default shall have occurred and be continuing, if the aggregate amount of Capital Expenditures for any fiscal year shall be less than the Permitted Amount for such fiscal year, then the amount by which such Permitted Amount for such fiscal year exceeds the actual amount of such Capital Expenditures for such fiscal year (the “Excess Amount”)

shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) fiscal year and, for purposes hereof, the amount of Capital Expenditures made during any fiscal year shall be deemed to have been made first from the Excess Amount from any previous fiscal year and last from the Permitted Amount for such fiscal year.

Section 8.23. Compliance with AML Laws and Anti-Corruption Laws. (a) The Borrower shall at all times comply with the requirements of all AML Laws applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all AML Laws applicable to such Subsidiary.

(b) The Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable AML Laws; provided however, in the case of Affiliates, to the Borrower’s obligations hereunder are limited to providing information available to the Borrower regarding any Affiliate.

(c) If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC List or any other equivalent list for any other AML Laws (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC List is located within the jurisdiction of the United States of America), and the Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event (including the freezing and/or blocking of assets and reporting such action to OFAC) and any other AML Laws.

(d) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) (i) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation (whether at the stated maturity thereof or at any other time provided for in this Agreement) or (ii) default for a period of 3 Business Days in the payment of any interest or any fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.17, 8.18, 8.21 or 8.22 (subject to Section 9.7 in the case only of Section 8.22(a) and (b)) hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 45 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue or misleading in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents which have not been cured or waived within any applicable cure period, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be, in whole or in part, unenforceable, voidable or null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under the Second Lien Credit Agreement or any other Indebtedness for Borrowed Money (other than the Intercompany Indebtedness) issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $5,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000, and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(h) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 45 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, or stop or suspend the payment of its debts generally as they become due, (iii) make an assignment or enter into an arrangement or composition with or for the benefit of creditors generally or any class of them, (iv) apply for, seek, consent to or acquiesce in, the appointment of an administrator, receiver, custodian, trustee, examiner, liquidator, provisional liquidator, statutory manager or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or any other order under the laws of another jurisdiction having substantially similar effect, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k) an administrator, custodian, receiver, trustee, examiner, liquidator, provisional liquidator, statutory manager or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days; or

(l) (i) Borrower, any Guarantor or any holder of the Second Lien Indebtedness shall, directly or indirectly, disavow or contest in any manner (x) the effectiveness, validity or enforceability of the Intercreditor Agreement, or (y) that the Intercreditor Agreement exists for the benefit of Administrative Agent and the Lenders; or (ii) the Intercreditor Agreement shall cease to be in full force and effect or the Loans shall cease to constitute “First Lien Obligations” (or similar term) thereunder.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the Borrower is required to deliver Cash Collateral under Section 1.2(b) or 1.15 hereof or if the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts delivered or prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Revolving Credit Commitments, Loans or other Obligations remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.6. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

Section 9.7. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 9.1, in the event the Borrower anticipates that it will not be able to comply or fails to comply with the requirements of any covenant set forth in Sections 8.22(a) and (b), on or before the date on which a certificate of an Authorized Representative certifying compliance with Sections 8.22(a) and (b) is required to be delivered pursuant to Section 8.5(j), the Borrower may, subject to Section 9.7(b), notify the Administrative Agent that it intends to exercise its Cure Right (as defined below) (each such notice, a “Cure Notice”), and if the Borrower has given a Cure Notice then the Lenders shall not exercise their remedies with respect to Sections 8.22(a) and (b), as applicable, provided that within 20 Business Days after the date the Cure Notice is given, the Borrower shall issue common and/or preferred stock to any Person other than the Borrower or a Subsidiary for cash or otherwise receive cash contributions, in each case, on terms and conditions acceptable to the Administrative Agent in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with Sections 8.22(a) and (b) by means of the repayment of Total Funded Debt (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right and the application within such 20 Business Day period of the Cure Amount to the payment of Loans and Reimbursement Obligations outstanding hereunder, the covenants in Sections 8.22(a) and (b) shall be recalculated giving effect to the following pro forma adjustments:

(i) the Cure Amount shall be deemed to have been applied to the payment of Loans and Reimbursement Obligations hereunder (x) as of the last day of the fiscal quarter for which a Cure Right has been exercised in the case of the Total Leverage Ratio contained in Section 8.22(a) and (y) as of the first day of the four consecutive fiscal quarters of the Borrower ended on the last day of the fiscal quarter for which a Cure Right has been exercised in the case of the Fixed Charge Coverage Ratio contained in Section 8.22(b); and

(ii) if after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 8.22(a) and (b) the Borrower shall be deemed to have satisfied the requirements of Section 8.22 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants in Section 8.22 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, if the Borrower exercises the Cure Right in more than two quarters in any four-quarter period, the Revolving Credit Commitments shall be permanently reduced without any action by the Borrower, the Administrative Agent or any Lender by an amount equal to the aggregate amount of all proceeds of equity received by the Borrower in connection with the exercise of such Cure Right, and each Lender’s Revolving Credit Commitment shall be reduced by its Revolver Percentage of such reduction.

SECTION 10.	CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans in the relevant currency or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans in such currency. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in the applicable currency (in the applicable amounts) are not being offered to it in the interbank Eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If any Change in Law:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any Person controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.	THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender and L/C Issuer hereby appoints Rabobank to act on its behalf as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower and Guarantors shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5, and shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or is in violation of applicable law or of any provision of any Loan Document (including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law), and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Secured Parties.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its Affiliated Parties shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document or the occurrence of any Default; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent pursuant to Section 7; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral and including by telephone and any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrative Agent, and its Affiliated Parties, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified (as finally determined by a court of competent jurisdiction). The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent subject, so long as no Default or Event of Default shall have occurred and be continuing, to the Borrower’s prior written consent (which will not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000 subject, so long as no Default or Event of Default shall have occurred and be continuing, to the Borrower’s prior written consent (which will not be unreasonably withheld or delayed). Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 11.8. L/C Issuer; Delegation of Duties. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliated Parties. The exculpatory provisions of this Section 11 shall apply to any such sub agent and to the Affiliated Parties of the Administrative Agent and any such sub agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be bound by the terms of the Loan Documents, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof; provided that for the avoidance of doubt, (a) the Hedging Liability and Funds Transfer and Deposit Account Liability shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Obligations are so secured and guaranteed, (b) any release of Collateral or any Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of Hedging

Liability or Funds Transfer and Deposit Account Liability, and (c) the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or any other obligation whatsoever to any holders of Hedging Liability or Funds Transfer and Deposit Account Liability. Notwithstanding the foregoing: (i) neither the Administrative Agent, any Lender, the Borrower nor any Guarantor shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (ii) no Affiliate of any Lender that is owed any Hedging Liability or Funds Transfer and Deposit Account Liability shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. In connection with any such distribution of payments and collections or termination or release by the Administrative Agent of any Liens or Guarantors thereunder, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate at least five Business Days prior to such distribution, termination or release.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, (d) release Liens on the Collateral following Full Satisfaction of the Obligations and, if then outstanding and unpaid, Hedging Liability and Funds Transfer and Deposit Account Liability, (e) confirm in writing whether specific items or types of the Borrower’s or any Guarantor’s property are or are not included in the Collateral pursuant to the Loan Documents, and (f) enter into the Intercreditor Agreement and perform all obligations thereunder, and to enter into any amendments of the Intercreditor Agreement which do not materially modify the rights of the Secured Parties thereunder. Each Secured Party agrees to be bound by the terms of the Intercreditor Agreement and each Secured Party hereby acknowledges and agrees that, as of the date hereof, Rabobank will be acting as the Second Lien Agent, including under the Intercreditor Agreement.

The Administrative Agent, at the sole expense of the Borrower, shall execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence or effect any release of Liens authorized under this Section; provided, that (i) the Administrative Agent shall not be required to execute any document necessary to evidence such release (other than a release pursuant to clause (d) above) unless a responsible officer of the Borrower shall certify in writing to the Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that the Administrative Agent may rely on any such certificate without further inquiry), (ii) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (iii) no such release in connection with a permitted sale or transfer shall in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon all interests retained by the Borrower and the Guarantors, including, the proceeds of any such sale, all of which shall continue to constitute part of the Collateral. The Administrative Agent agrees with the Borrower that upon the Full Satisfaction of the Obligations and, if then outstanding and unpaid, Hedging Liability and Funds Transfer and Deposit Account Liability, the Administrative Agent shall release all Liens on the Collateral, at the Borrower’s cost and expense and the Administrative Agent agrees with the Borrower that the costs of the Administrative Agent and its agents that are passed on to the Borrower shall be reasonable.

Section 11.12. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents (including control agreements and collateral access agreements which may be delivered from time to time) on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate and, in connection with any such agreements with a third party other than the Borrower and its Affiliates, to undertake indemnification and expense reimbursement obligations as may be customary for such agreements, provided the Administrative Agent shall not amend the Collateral Documents in any manner which materially and adversely modifies the rights of the Secured Parties thereunder unless such amendment is agreed to in writing by the Required Lenders or all of the Lenders if required by Section 13.13. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 11.13. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or insolvency law or any other judicial proceeding relative to any Borrower or Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.

SECTION 12.	THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto in accordance with Section 4.1 hereof (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability (excluding, with respect to any Guarantor party hereto at any time, Excluded Hedging Liability with respect to such Guarantor at such time), and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof. This is a guarantee of payment and not of collection. In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid, other than the payment in full of the indebtedness, obligations and liabilities guarantied hereby, but subject to the last sentence of Section 12.3;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Full Satisfaction; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments and all Letters of Credit have been Fully Satisfied, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been Fully Satisfied. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been Fully Satisfied. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the Full Satisfaction of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Guarantor owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations. During the existence of any Event of Default, subject to Section 12.4 above, any such indebtedness, obligation, or liability of the Borrower or other Guarantor owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the Secured Parties and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 12.

Section 12.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by Borrower and each Guarantor to honor all of its obligations under this Agreement in respect of Hedging Liabilities (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.10 shall remain in full force and effect until such time as the Secured Obligations have been Fully Satisfied and all Commitments under this Agreement have been terminated. Each Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 13.	MISCELLANEOUS.

Section 13.1. Taxes.

(a) Defined Terms. For purposes of this Section 13.1, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is an Indemnified Tax, then the sum payable by Borrower or the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower and the Guarantors. Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower and the Guarantors. Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower or any Guarantor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower or the Guarantors to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 13.1(e).

(f) Evidence of Payments. As soon as practicable after any payment of taxes by Borrower or any Guarantor to a Governmental Authority pursuant to this Section 13.1(f),

Borrower or such Guarantor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 13.1(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit 13.1-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower or the Guarantors within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 13.1-2 or Exhibit 13.1-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 13.1-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 13.1 (including by the payment of additional amounts pursuant to this Section 13.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 13.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 13.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 13.1(h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section 13.1(h) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Secured Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Secured Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, 13.1, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however:

(a) that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest, and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant permitted by this Agreement.

For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8. Notices. Except as otherwise specified herein, all notices and communications (“Communications”) hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by email or telecopy) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or telecopy or, subject to Section 13.25, by electronic communication, as follows:

(i) if to the Borrower or any Guarantor to:

Penford Corporation

7094 South Revere Parkway

Centennial, Colorado 80112

Attention: Chief Financial Officer; General Counsel

Telephone: (303) 649-1900

Telecopy: (303) 649-1700

Email: scordier@penx.com; clawlor@penx.com

(ii) if to Administrative Agent in connection with any Notice of Borrowing, Notice of Continuation/Conversion, or any payment or prepayment of the Obligations, or in its capacity as the Swingline Lender, to it at c/o Rabo Support Services, Inc., at 245 Park Avenue, New York, NY 10167, Attention: Corporate Bank Services; Telecopy No. (201) 499-5328; Telephone No. (212) 574-7327; Email: fm.am.syndicatedloans@rabobank.com, with a copy to: punam.gambhir@rabobank.com;

(iii) if to Rabobank as L/C Issuer, to it at c/o Rabo Support Services, Inc., at 245 Park Avenue, New York, NY 10167, Attention: Letter of Credit Department; Telecopy No. (201) 499-5479; Telephone No. (212) 574-7315; Email: bibi.mohamed@rabobank.com, with a copy to: RaboNYSBL@rabobank.com;

(iv) if to Administrative Agent in connection with any other matter (including deliveries under Section 8.5, requests for a Commitment Amount Increase and other matters), to it at Rabobank Loan Syndications, 245 Park Avenue, New York, NY 10167, Attention: Loan Syndications; Telecopy No. (212) 808-2578; Telephone No. (212) 808-6808; Email: syndications.ny@rabobank.com; and

(v) if to a Lender, to it at its address (or telecopy number) set forth in its administrative questionnaire delivered to the Administrative Agent from time to time.

Each such notice, request or other communication shall be effective (i) if given by telecopier or electronic transmission, when such telecopy or electronic transmission is transmitted to the telecopier number or email address specified in this Section or on the signature pages hereof and a confirmation of such telecopy or electronic transmission has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt, provided further, notices delivered through electronic communications to the extent provided in Section 13.25, shall be effective as provided in such Section 13.25, and provided further, if any notice given to the Borrower or any Guarantor relating to the occurrence of a Default or Event of Default is delivered through electronic communications, a courtesy copy of such notice shall thereafter also be sent via overnight courier to the address noted above.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more Eligible Assignees, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such participation or (y) such participation is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11, Section 10.3 and Section 13.1 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary thereof, provided that such participant or prospective participant shall have agreed in writing prior to its receipt of such information to maintain all such information confidential and not to disclose such information to any other Person except any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Lender, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation or (d) in order to comply with any law, order, regulation or ruling applicable to such Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000 and shall be an integral multiple of $500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitments of such Lender.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance in the form of Exhibit G (an “Assignment and Acceptance”), together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates, Joint Ventures or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder or any other amount payable under the Loan Documents without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 13.13, release any material guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) Except as otherwise provided hereunder, the Borrower agrees to pay all reasonable, actual out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective Affiliated Parties, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification (as finally determined by a court of competent jurisdiction). The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified (as finally determined by a court of competent jurisdiction). The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent, the Lenders and any Affiliated Parties for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 13.16. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of New York.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

Section 13.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of any New York State or federal court sitting in New York City and any appellate court from any thereof for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24. USA Patriot Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 13.25. Electronic Communications; Platform.

(a) Electronic Communications. Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrower may, in their discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications. Unless the Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) Communications posted on an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 13.8 notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section, if such Communication is not sent before or during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

(b) Electronic Transmission System. The Borrower and the Lenders agree that the Administrative Agent may make the Communications available to the Lenders, L/C Issuer, and the Borrower by posting the Communications on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system or digital workspace provider (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ITS AFFILIATED PARTIES HAVE ANY LIABILITY TO BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF THE ADMINISTRATIVE AGENT IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM THE ADMINISTRATIVE AGENTS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE ADMINISTRATIVE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY GUARANTOR, ANY LENDER, L/C ISSUER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(c) Communications through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

[SIGNATURE PAGES TO FOLLOW]

Execution Version

“BORROWER”

PENFORD CORPORATION

BY:

“GUARANTORS”

PENFORD PRODUCTS CO.

BY:

PENFORD CAROLINA, LLC

BY:	PENFORD PRODUCTS CO., SOLE MEMBER OF PENFORD CAROLINA, LLC

BY:

CAROLINA STARCHES, LLC

BY:	ITS	SOLE MEMBER, PENFORD CAROLINA, LLC

BY:

Execution Version

“LENDERS”

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND”, NEW YORK BRANCH, in its individual capacity as a Lender and as Administrative Agent

BY:

BY:

KEYBANK NATIONAL ASSOCIATION

BY:

JPMORGAN CHASE BANK, N.A.

BY:

THE PRIVATEBANK AND TRUST COMPANY

BY:

FIRST MIDWEST BANK

BY:

GREENSTONE FARM CREDIT SERVICES, ACA

BY:

BRANCH BANKING AND TRUST COMPANY

BY:

AGSTAR FINANCIAL SERVICES PCA

BY:

FARM CREDIT SERVICES OF AMERICA, PCA

BY: